Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made this 26th day of May, 2016, is entered into by THE MEDICINES COMPANY, a Delaware corporation with its principal place of business at 8 Sylvan Way, Parsippany, New Jersey 07054 (the “Company”), and CLIVE MEANWELL (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee is a party to that certain employment agreement, effective as of September 5, 1996, with Medicines Development Company (the “Prior Employment Agreement”); and

WHEREAS, the Company desires to continue to employ the Employee on the terms and subject to the conditions set forth in this Agreement, which Agreement shall supersede the Prior Employment Agreement, and the Employee desires to accept such continued employment.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

Section 1.                                           Term of Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on May 26, 2016 (the “Commencement Date”) and ending on December 31, 2016 (such period, as it may be renewed as provided in the following sentence, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4.  The Employment Period shall automatically be renewed for successive one (1) year periods unless either the Employee or the Company provide written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the then current term.

Section 2.                                           Title; Capacity.  During the Employment Period, the Employee shall serve as the Company’s Chief Executive Officer and have such authority, power, duties and responsibilities as are customary for the chief executive officer of a corporation of the size and nature of the Company and such other authority, power, duties and responsibilities as may be assigned to the Employee from time to time by the Board of Directors of the Company (the “Board”), and the Employee shall report solely to the Board.  The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position, such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him, and service on any board of the Company or its affiliates, in each case without additional compensation.  The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment

Period.  The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.  The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

Section 3.                                           Compensation and Benefits.

3.1                               Salary.  The Company shall pay the Employee, in monthly installments, an annual base salary of $896,447.17 for the one-year period commencing on the Commencement Date.  Such annual base salary shall be subject to adjustment thereafter as determined by the Board, but shall not be reduced below the amount set forth above without the Employee’s consent.

3.2                               Bonus.  The Employee shall be eligible to receive a bonus with a target equal to one hundred percent (100%) of his base salary upon the achievement of annual objectives to be approved by the Board.  Such bonus target percentage shall be subject to adjustment thereafter as determined by the Board in its sole discretion, but shall not be reduced below the amount set forth above without the Employee’s consent.  The Board shall review the Employee’s performance and determine the amount of the bonus, if any, to be paid to the Employee.

3.3                               Fringe Benefits.  The Employee shall be entitled to participate in all other bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.  The Employee shall be entitled to no less than four (4) weeks paid vacation per year pursuant to the paid time off policies of the Company in effect from time to time and to be taken at such times as may be approved by the Board or its designee.

3.4                               Reimbursement of Expenses.  The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request in accordance with the Company’s written policies regarding reimbursements.

Section 4.                                           Employment Termination.  The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following, or as otherwise provided for in that certain severance agreement to which Employee and the Company are party, dated May 27, 2015, as amended December 18, 2015 (the “Severance Agreement”):

4.1                               Expiration of Employment Period.  Expiration of the Employment Period in accordance with Section 1.

4.2                               Termination for Cause.  At the election of the Company, immediately upon written notice by the Company to the Employee, for “Cause” (as such term is defined in the Severance Agreement).

4.3                               Death or Disability.  Upon the death or Disability of the Employee.  As used in this Agreement, the term “Disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement.  A determination of Disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties.

4.4                               Voluntary Termination.  At the election of either party, upon written notice of termination given at least thirty (30) days prior to the termination date.

4.5                               Voluntary Termination for Good Reason.  At the election of the Employee, for “Good Reason” (as such term is defined in the Severance Agreement); provided that, for purposes of this Agreement and the Severance Agreement, Employee gives the Company written notice of such election within thirty (30) days after the Company’s taking any action that constitutes Good Reason and Employee terminates employment during the one-year period following the end of the thirty (30)-day cure period described in the definition of Good Reason in the Severance Agreement (the “Cure Period”). For the avoidance of doubt, subject to the Cure Period, any reduction in the base salary not in accordance with Section 3.1 or any reduction in the bonus target percentage not in accordance Section 3.2 shall constitute Good Reason for purposes of this Agreement and the Severance Agreement.

Section 5.                                           Effect of Termination.

5.1                               Termination for Cause or at Election of Employee.  In the event the Employee’s employment is terminated for Cause pursuant to Section 4.2, or at the election of the Employee pursuant to Section 4.4, the Company shall pay to the Employee (i) his annual base salary earned but not yet paid through the Termination Date, (ii) any vacation pay accrued through the Termination Date payable pursuant to the Company’s policies in effect from time to time, (iii) any unreimbursed business expenses incurred through the Termination Date pursuant to the Company’s policies in effect from time to time (clauses (i) — (iii) collectively referred to as the “Accrued Obligations”), and (iv) except if the Company terminates the Employee’s employment for Cause, any bonus earned but not yet paid prior to the Termination Date (the “Earned Bonus”).  For the avoidance of doubt, the Company will pay the Earned Bonus, if any, in accordance with the terms of the applicable bonus plan.

5.2                               Termination for Death or Disability.  If the Employee’s employment is terminated by death or because of Disability pursuant to Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the Accrued Obligations and the Earned Bonus.  For the avoidance of doubt, the Company will pay the Earned Bonus, if any, in accordance with the terms of the applicable bonus plan.

5.3                               Termination for Good Reason or at Election of Company.  In the event that Employee’s employment is terminated by the Employee for Good Reason pursuant to Section 4.5, or at the election of the Company pursuant to Section 4.4, the Employee shall be entitled to any payments or benefits provided pursuant to the provisions of the Severance

Agreement.  To the extent Employee is required to sign a release in order to receive any payments or benefits under the Severance Agreement, such release shall not (i) require release of any indemnification rights or directors and officer’s insurance coverage Employee may have from the Company immediately prior to the execution of the release, (ii) require release of any payments and benefits due under the Severance Agreement or rights already vested as of the execution of the release under any benefit plan of the Company or (iii) contain any non-compete or non-solicit restrictions that are in addition to those set forth in an any agreement between the Company and Employee that is in effect immediately prior to the execution of the release.

Section 6.                                           Other Agreements.  Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

Section 7.                                           Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

Section 8.                                           Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

Section 9.                                           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement (including, without limitation, the Prior Employment Agreement); provided, however, that, for the avoidance of doubt, this Agreement does not supersede the Severance Agreement, that certain Invention and Non-Disclosure Agreement to which Employee and the Company are party, dated November 4, 2006, that certain Non-Compete and Non-Solicitation Agreement to which Employee and the Company are party, dated November 4, 2006, or that certain Indemnity Agreement to which Employee and the Company are party, dated December 28, 2015.  By signing this Agreement, the Employee acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company, as stated more fully in the Invention and Non-Disclosure Agreement, and his obligations not to compete with the Company or to solicit or hire employees of the Company, as stated more fully in the Non-Competition and Non-Solicitation Agreement (provided that the placement of a general recruitment advertisement that is not directed at employees of the Company shall not be considered a violation of Section 2 of the Non-Competition and Non-

Solicitation Agreement), both of which agreements remain in full force and effect following the termination of his employment.

Section 10.                                    Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

Section 11.                                    Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

Section 12.                                    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

Section 13.                                    Miscellaneous.

13.1                        Withholding.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.  Upon the Employee’s termination of employment from the Company, the Company may also offset amounts that the Employee owes to the Company against any amounts payable to the Employee hereunder as permitted by law.

13.2                        Section 409A.  It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code.  In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(a)                                 Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to void or amend any election made by the Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be necessary to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder); provided, no such amendment shall be effective without the Employee’s consent to the extent reducing the economic value of this Agreement to the Employee (as determined on a pre-tax basis).

(b)                                 Neither the Employee nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).  Notwithstanding the foregoing:

(i)                                     Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to the amount due or the proper recipient of such benefit payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company; and

(ii)                                  Payments shall be delayed in the following circumstances: (1) where the Company reasonably anticipates that the payment will violate the terms of a loan agreement to which the Company is a party and that the violation would cause material harm to the Company; or (2) where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (ii) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described;

provided, such delay in payment shall occur only in a manner that satisfies the requirements of Section 409A of the Code and regulations thereunder.

(c)                                  If at the time of any separation from service the Employee is a “specified employee” (within the meaning of Section 409A of the Code) at a time in which the Company (or successor) is a publicly traded corporation, within the meaning of Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, to the minimum extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to the Employee in connection with his separation from service (as determined for purposes of Section 409A of the Code) shall be postponed and paid in a lump sum on the first business day following the date that is six (6) months after the Employee’s separation from service (or within thirty (30) days after the date of the Employee’s death after the Termination Date, if earlier) (the “409A Deferral Period”), and the remaining payments due to be made in installments or periodically after the 409A Deferral Period shall be made as otherwise scheduled.  In the event benefits are required to be so postponed, any such benefit may be provided during the 409A Deferral Period at the Employee’s expense, with the Employee having a right to reimbursement from the Company promptly after the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(d)                                 References under this Agreement to the Employee’s termination of employment shall be deemed to refer to the date upon which the Employee has experienced a “separation from service” within the meaning of Section 409A of the Code.  All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

13.3                        No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.4                        Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.5                        Enforceability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

THE MEDICINES COMPANY

By:	/s/ Stephen M. Rodin
Name: Stephen M. Rodin
Title: General Counsel

CLIVE MEANWELL

/s/ Clive Meanwell